UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2016

PennyMac Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Repurchase Agreement with Morgan Stanley

On October 4, 2016, PennyMac Financial Services, Inc. (the “Company”), through its indirect controlled subsidiary, PennyMac Loan Services, LLC (“PLS”), amended the terms of its master repurchase agreement, dated July 2, 2013, by and among Morgan Stanley Bank, N.A. (“Morgan Stanley”), on the one hand, and PLS, on the other hand (the “Repurchase Agreement”), pursuant to which PLS, may sell, and later repurchase, newly originated mortgage loans that are originated through the PLS consumer direct lending channel or purchased from correspondent lenders through a subsidiary of PennyMac Mortgage Investment Trust (NYSE: PMT) and, in either case, held by PLS pending sale and/or securitization. The termination date under the Repurchase Agreement is August 25, 2017.

Prior to the amendment, the Repurchase Agreement provided for a maximum aggregate purchase price of $200 million. Of this amount, $125 million was committed and available for purchases under the Repurchase Agreement.  Pursuant to the terms of the amendment, Morgan Stanley agreed to increase the maximum aggregate purchase price from $200 million to $300 million. Of this amount, $175 million is committed and available for purchases under the Repurchase Agreement.

The Company, through PLS, is required to pay Morgan Stanley a commitment fee, as well as certain other costs and expenses associated with the preparation of the amendment. All other terms and conditions of the Repurchase Agreement remain the same in all material respects.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the description of the Repurchase Agreement in the Company’s Current Report on Form 8-K as filed on July 8, 2013, the full text of the Repurchase Agreement attached thereto as Exhibit 1.1, and any amendments to the Repurchase Agreement filed thereafter.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: October 6, 2016	/s/ Jeffrey P. Grogin
Jeffrey P. Grogin Senior Managing Director and Chief Administrative and Legal Officer and Assistant Secretary